Exhibit 10.19
100 Winners Circle
Brentwood, TN 37207
July 1, 2005
American Color
100 Winners Circle
Brentwood, TN 37027
Dear                      ,
This will confirm that as a key executive of American Color (“AC”) you will receive minimum bonus payments, under the AC Key Executive Retention Program, of $ ___ each in two installments on each of April 10, 2006 and April 10, 2007, provided you do not voluntarily terminate your employment (other than for “good reason” as defined below) and you are not terminated for “cause” prior to such dates. Such payments shall be the minimum you receive under AC’s regular incentive plan and shall not restrict, but shall be included in, any award of larger payments to you pursuant to the terms of such plan. If your employment is terminated without cause by AC or by you for “good reason”, you will be entitled to any distribution you would otherwise have received for the fiscal year in which your termination occurs.
You shall be deemed to have terminated employment for “good reason” if you terminate your employment after AC causes any of the following events to occur without your consent: (i) a decrease in your base salary or a failure to pay you material compensation due and payable to you in connection with your employment (other than a decrease generally applicable to all executives who at such time are participants in the AC Key Executive Retention Program); (ii) a material diminution of your responsibilities or title; or (iii) you are required to be based at any office or location more than 25 miles from your current principal employment location, provided that no such termination shall be deemed a termination for “good reason” hereunder unless (x) AC shall have received written notice from you advising AC of the event or condition that constitutes the basis for your proposed termination for “good reason”, (y) AC fails to correct the event or condition complained of within 20 business days following receipt of such notice and (z)

you resign not more than 60 days following the expiration of the 20 business day period described in clause (y).
The definition of “cause” is a termination of your employment by AC because of (i) any act or omission that constitutes a material breach by you of any of your obligations to AC; (ii) your continued failure or refusal to substantially perform the duties reasonably required of you as an employee of AC; (iii) any willful and material violation by you of any federal or state law or regulation applicable to the business of AC, its parent company or any of their respective subsidiaries or affiliates, or your conviction of a felony, or any willful perpetration by you of a common law fraud; or (iv) any other willful misconduct by you that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, AC, its parent company or any of their respective subsidiaries or affiliates (it being understood that your good faith performance of your duties shall not constitute “misconduct”); provided, however, that if any such cause relates to your obligations as an employee of AC, you shall be given notice of AC’s intention to terminate you and of the grounds for termination, and such grounds shall constitute cause only if you have not, within 20 business days following receipt of the notice, cured such cause, or in the event such cause is not susceptible to cure within such 20 business days period, you have not taken all reasonable steps within such 20 business day period to cure such cause as promptly as practicable thereafter.
Please note that this letter does not constitute an agreement by AC to continue to employ you and AC’s only obligation hereunder shall be to make the payments as provided above. This letter also does not supersede, modify or replace any other agreement between you and AC.
Please sign this letter in the space indicated below to indicate your acceptance of the foregoing terms and conditions.

Sincerely,

/s/ Stephen M. Dyott
Stephen M. Dyott,	Accepted and agreed to
CEO